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                                                           OMB APPROVAL
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------                                            OMB Number           3235-0104
FORM 3                                            Expires:      January 31, 2005
------                                            Estimated average burden
                                                  hours per response ....... 0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
    Section         17(a) of the Public Utility Holding Company Act of 1935 or
                    Section 30(f) of the Investment Company Act of 1940
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1.  Name and Address of Reporting Person

    Smartt                         William
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    (Last) (First) (Middle)

    c/o Versata, Inc., 300 Lakeside Drive, Suite 1500
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                                   (Street)

    Oakland                          CA                          94612
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    (City) (State) (Zip)
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2. Date of Event Requiring Statement (Month/Day/Year)

    February 11, 2003
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3. I.R.S Identification Number of Reporting Person, if an entity (voluntary)


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4.  Issuer Name and Ticker or Trading Symbol

    Versata, Inc. (VATA)
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5. Relationship of Reporting Person(s) to Issuer (Check all applicable)

    [X] Director [ ] 10% Owner [ ] Officer (give title below) [ ] Other (specify below)


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6. If Amendment, Date of Original (Month/Year)


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7.  Individual or Joint/Group Filing (Check Applicable Line) [X] Form filed by
    One Reporting Person [ ] Form filed by More than One Reporting Person

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

FORM 3 (continued)

             Table I -- Non-Derivative Securities Beneficially Owned

=================================================================================================================
                                         |                         | 3. Ownership Form: |
                                         | 2. Amount of Securities |    Direct (D) or   | 4. Nature of Indirect
1. Title of Security                     |    Beneficially Owned   |    Indirect (I)    |    Beneficial Ownership
   (Instr. 4)                            |    (Instr. 4)           |    (Instr. 5)      |    (Instr.5)
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------

=================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the form is filed by more than one reporting person, see Instruction
     5(b)(v).

PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                   Table II -- Derivative Securities Beneficially Owned
                              (e.g., puts, calls, warrants, options, convertible securities)
===========================================================================================================================
                                |                      |3. Title and Amount of  |             |              |
                                |                      |   Securities Underlying|             |5. Owner-     |
                                |                      |   Derivative Security  |             |   ship       |
                                |2. Date Exercisable   |   (Instr. 4)           |             |   Form of    |
                                |   and Expiration Date|------------------------|4. Conver-   |   Derivative |
                                |   (Month/Day/Year)   |              |  Amount |   sion or   |   Security:  |6. Nature of
                                |----------------------|              |  or     |   Exercise  |   Direct     |   Indirect
                                |  Date     |  Expira- |              |  Number |   Price of  |   (D) or In- |   Beneficial
1. Title of Derivative Security |  Exer-    |  tion    |              |  of     |   Derivative|   direct (I) |   Ownership
   (Instr. 4)                   |  cisable  |  Date    |    Title     |  Shares |   Security  |   (Instr.5)  |   (Instr. 5)
---------------------------------------------------------------------------------------------------------------------------

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Stock Option (Right to Buy)        (1)         2/11/13     Common Stock   15,000       $0.82         D
---------------------------------------------------------------------------------------------------------------------------

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===========================================================================================================================

Explanation of Responses:

(1)  Options Vest on each monthly anniversary over 36 months beginning 3/11/03.

                                /s/ William Smartt                      2/20/03
                              -------------------------------       ------------
                      **Signature of Reporting Person Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.